Exhibit 99.1

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR07-147 Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com
Hastings Entertainment, Inc. Reports Net Income of $0.01 per Diluted Share
for 3Q 2007 Compared to Net Loss of $0.20 per Diluted Share for 3Q 2006
AMARILLO, Texas, November 19, 2007—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and nine months ended October 31, 2007. Net income was $0.1 million, or $0.01 per diluted share, for the third quarter of fiscal year 2007 compared to net loss of approximately $2.2 million, or $0.20 per diluted share, for the third quarter of fiscal year 2006. For the nine months, net income was approximately $4.4 million, or $0.40 per diluted share, for fiscal year 2007 compared to net loss of approximately $0.1 million, or $0.01 per diluted share, for fiscal 2006.
“I am extremely pleased with our results for the third quarter and the first nine months of fiscal 2007,” said Chief Executive Officer John Marmaduke. “For the first time in Hastings’ history as a public company, we earned a profit in the third quarter. In what continues to be a challenging retail environment in music and rental, we were able to improve pre-tax profits by $3.7 million from the third quarter of last year. Our merchandising and buying teams have produced greater margin rates in new and used products for the third consecutive quarter. We will continue our focus on margin and inventory management. This coupled with a continued focus on cost controls has positioned us for continued revenue and income growth in the fourth quarter.”
Financial Results for the Third Quarter of Fiscal Year 2007
Revenues. Total revenues for the third quarter increased $2.7 million, or 2.2%, to $122.3 million compared to $119.6 million for the third quarter of fiscal 2006. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended October 31,
	2007		2006		Increase/(Decrease)
	Revenues	Percent of Total	Revenues	Percent of Total	Dollar	Percent
Merchandise revenue	$101,407	82.9%	$98,221	82.1%	$3,186	3.2%
Rental revenue	20,868	17.1%	21,415	17.9%	(547)	-2.6%

Total revenues	$122,275	100.0%	$119,636	100.0%	$2,639	2.2%

Comparable-store revenues (“Comps”):

Total	2.8%
Merchandise	3.8%
Rental	-1.4%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended October 31,
	2007	2006
Movies	7.6%	17.2%
Books	2.5%	2.9%
Music	-14.8%	-6.3%
Video Games	34.0%	10.6%
Trends	22.8%	-5.9%
Electronics	30.8%	13.1%
Consumables	-0.1%	3.2%
Hard Back Café	9.7%	23.1%
Effective February 1, 2007, we realigned our merchandise product categories in order to more effectively manage our business. Some products were reclassified within reporting categories and new reporting categories were created for electronics, musical instruments, and wireless products. Comp results listed in the chart above, which report our eight largest product categories, reflect the new categorization for both fiscal 2007 and fiscal 2006.
Movie Comps increased 7.6%, which was primarily attributable to increased sales of both new and used DVDs, partially offset by lower sales of previously viewed titles. Book Comps increased 2.5% during the third quarter. This increase was primarily driven by strong sales of a teen series by author Stephanie Meyer, including the book Eclipse which was released in August, as well as increased sales of used book offerings. Music Comps, which now exclude music accessories and music hardware, fell 14.8% directly as a result of continued industry declines. Video Game Comps increased 34.0%, which was attributable to strong sales of gaming systems, as well as the September release of XBOX 360 title Halo 3. Comps for the Trends department, formerly called Boutique, rose 22.8% due to strong sales of apparel and toys. The key categories driving apparel sales included bags and backpacks, t-shirts, and footwear. Trends also experienced strong sales of toys, including seasonal merchandise related to Halloween and to Harry Potter merchandise. Electronics department Comps increased 30.8% from the same period last year, primarily as a result of strong sales of iPods, MP3 players and related accessories, as well as increased sales of third-party gift cards.
Rental Comps decreased 1.4% from the same period last year due to fewer titles released with gross box office revenues in the range of $20 million to $80 million which typically represent our strongest renters. The primary driver of the decrease in Rental Comps is the shift of consumer preference towards buying DVDs and games instead of renting. We have responded successfully to this shift. As a result, the combined sales and rental of movies and video games resulted in a Comp increase of 8.5%.
Gross Profit. For the third quarter, total gross profit dollars increased approximately $2.6 million, or 6.2%, to $44.4 million from $41.8 million for the same period last year, primarily as a result of increased revenues, as well as lower shrink and markdown costs. As a percentage of total revenues, gross profit increased to 36.3% for the quarter compared to 34.9% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). As a percentage of total revenues, SG&A decreased to 35.7% for the third quarter compared to 37.3% for the same quarter in the prior year, primarily as a result of leverage from higher revenues along with continued cost controls. SG&A decreased approximately $1.0 million to $43.6 million for the third quarter compared to $44.6 million for the same quarter in the prior year. This decrease is primarily attributable to lower advertising costs and healthcare costs, partially offset by increased occupancy costs and store labor costs.

Financial Results for the Nine Months Ended October 31, 2007
Revenues. Total revenues for the first nine months of fiscal 2007 increased $2.1 million, or 0.5%, to $376.2 million compared to $374.1 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Nine Months Ended October 31,
	2007		2006		Increase/(Decrease)
	Revenues	Percent of Total	Revenues	Percent of Total	Dollar	Percent
Merchandise revenue	$310,742	82.6%	$305,355	81.6%	$5,387	1.8%
Rental revenue	65,450	17.4%	68,787	18.4%	(3,337)	-4.9%

Total revenues	$376,192	100.0%	$374,142	100.0%	$2,050	0.5%

Comparable-store revenues (“Comps”):

Total	0.3%
Merchandise	1.3%
Rental	-6.6%
Below is a summary of the Comp results for our major merchandise categories:

	Nine Months Ended October 31,
	2007	2006
Movies	7.5%	13.7%
Books	2.7%	0.9%
Music	-13.9%	-8.1%
Video Games	12.7%	12.5%
Trends	8.0%	-3.3%
Electronics	26.4%	13.9%
Consumables	2.0%	-0.4%
Hard Back Café	9.4%	33.4%
Effective February 1, 2007, we realigned our merchandise product categories in order to more effectively manage our business. Some products were reclassified within reporting categories and new reporting categories were created for electronics, musical instruments, and wireless products. Comp results listed in the chart above, which report our eight largest product categories, reflect the new categorization for both fiscal 2007 and fiscal 2006.
Movie Comps increased 7.5%, which was primarily attributable to strong sales of DVD boxed sets as well as increased sales of new and used DVDs. Book Comps increased 2.7% during the current nine months primarily due to the July release of the seventh and final book in the Harry Potter series as well as strong sales of used books, offset partially by lower sales in our value book offerings. Music Comps, which now exclude music accessories and music hardware, fell 13.9%, directly as a result of continued industry declines. Video Game Comps increased 12.7% primarily due to strong sales of video game hardware, including Nintendo Wii and PlayStation 3 consoles. Comps for the Trends department, formerly called Boutique, rose 8.0% due to improved plan-o-gramming throughout the department, as well as strong sales of apparel and toys. Key categories driving apparel sales were bags and back-packs, as well as t-shirts. Key categories driving toys were action figures and seasonal merchandise. Electronics department Comps increased 26.4% compared to the same period last year, primarily as a result of strong sales of iPods, MP3 players and related accessories, as well as increased sales of third-party gift cards.

Rental Comps decreased 6.6% from the same period last year due to a weaker slate of box office releases compared to the prior year. The primary driver of the decrease in Rental Comps is the shift of consumer preference toward buying DVDs and games instead of renting. We have responded to this shift. As a result, the combined sales and rental of movies and video games resulted in a Comp increase of 4.3%.
Gross Profit. For the current nine months, total gross profit dollars increased approximately $5.9 million, or 4.5%, to $137.8 million from $131.9 million for the same period last year, primarily as a result of higher new and used merchandise margin rates as well as rental margin rates due to continued improvements in margin management. As a percentage of total revenues, gross profit increased to 36.6% for the nine months ended October 31, 2007 from 35.2% for the same period in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A decreased approximately $0.4 million to $129.8 million for the nine months ended October 31, 2007 compared to $130.2 million for the same period last year. As a percentage of total revenues, SG&A decreased to 34.5% for the nine months ended October 31, 2007 compared to 34.8% for the same period in the prior year as a result of leverage from higher revenues.
Income Tax Expense. The Company recognized a benefit in the amount of $0.9 million related to a favorable settlement of a prior year’s state tax liability.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved additional increases in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; and $2.5 million on October 3, 2006. During the third quarter of fiscal year 2007, we purchased a total of 253,500 shares of common stock at a cost of approximately $2,069,808, or $8.16 per share. As of October 31, 2007, a total of 2,393,163 shares had been repurchased under the program at a cost of approximately $14.9 million, for an average cost of approximately $6.21 per share. As of October 31, 2007, approximately $0.1 million remains available in the stock repurchase program.
Store Activity
Since August 20, 2007, which was the date we last reported store activity, we have had additional store activity as follows:
•	Store closed in Lubbock, Texas, September 23, 2007. We now operate two stores in the Lubbock market.

Fiscal Year 2007 Guidance
“Net income for the three and nine months ended October 31, 2007 was substantially better than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “We continue to be somewhat concerned about general economic conditions, which could have a negative measurable impact on retail sales for the holiday season. However, we are increasing our guidance of net income per diluted share to a range of $0.88 to $0.92 for the full fiscal year ending January 31, 2008. Our previous guidance of net income per diluted share was a range of $0.63 to $0.68.”
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2007, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 152 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	October 31,	October 31,	January 31,
	2007	2006	2007
	(unaudited)	(unaudited)

Assets
Current Assets
Cash	$3,709	$3,072	$3,837
Merchandise inventories, net	178,764	186,291	167,277
Deferred income taxes	2,903	4,105	3,891
Other assets	11,466	7,231	10,633

Total current assets	196,842	200,699	185,638

Rental assets, net	14,545	12,615	11,931
Property and equipment, net	53,567	59,530	57,422
Deferred income taxes	2,437	2,175	1,765
Intangible assets, net	392	418	411
Other assets	261	118	331

Total assets	$268,044	$275,555	$257,498

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$88,909	$87,350	$76,518
Accrued expenses and other liabilities	33,032	32,614	37,179

Total current liabilities	121,941	119,964	113,697

Long-term debt, excluding current maturities	43,815	59,656	41,922
Other liabilities	4,442	4,263	4,326

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,833	35,829	36,906
Retained earnings	70,074	61,370	66,485
Other comprehensive income	14	100	67
Treasury stock, at cost	(9,194)	(5,746)	(6,024)

Total shareholders’ equity	97,846	91,672	97,553

Total liabilities and shareholders’ equity	$268,044	$275,555	$257,498

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$101,407	$98,221	$310,742	$305,355
Rental revenue	20,868	21,415	65,450	68,787

Total revenues	122,275	119,636	376,192	374,142

Merchandise cost of revenue	70,434	70,337	216,417	216,868
Rental cost of revenue	7,433	7,499	22,019	25,399

Total cost of revenues	77,867	77,836	238,436	242,267

Gross profit	44,408	41,800	137,756	131,875

Selling, general and administrative expenses	43,591	44,572	129,797	130,231
Pre-opening expenses	5	15	5	94

Operating income (loss)	812	(2,787)	7,954	1,550

Other income (expense):
Interest expense, net	(733)	(900)	(2,270)	(2,304)
Other, net	32	55	85	599

Income (loss) before income taxes	111	(3,632)	5,769	(155)

Income tax expense (benefit)	38	(1,432)	1,343	(59)

Net income (loss)	$73	$(2,200)	$4,426	$(96)

Basic income (loss) per share	$0.01	$(0.20)	$0.41	$(0.01)

Diluted income (loss) per share	$0.01	$(0.20)	$0.40	$(0.01)

Weighted-average common shares outstanding:
Basic	10,747	11,176	10,889	11,312
Dilutive effect of stock options	261	—	230	—

Diluted	11,008	11,176	11,119	11,312

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	October 31,	October 31,	January 31,
	2007	2006	2007
Merchandise inventories, net	$178,764	$186,291	$167,277
Inventory turns, trailing 12 months (B)	1.74	1.74	1.76

Long-term debt	$43,815	$59,656	$41,922
Long-term debt to total capitalization (C)	30.9%	39.4%	30.1%

Book value (D)	$97,846	$91,672	$97,553
Book value per share (E)	$8.80	$8.10	$8.47

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Comparable-store revenues (F):
Total	2.8%	3.8%	0.3%	2.3%
Merchandise	3.8%	4.3%	1.3%	2.6%
Rental	-1.4%	1.8%	-6.6%	1.1%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues. Effective February 1, 2007, coupons have been allocated to individual product departments for purposes of determining comparable-store revenues. Fiscal 2006 Comps were restated for the similar coupon allocations by department to aid in comparability.
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